STATEMENT OF COMPANY
POLICY REGARDING INSIDER TRADING
Adopted September 30, 2019
This policy applies to all officers, directors and employees of
The Pennant Group, Inc. and its subsidiaries (collectively the “Company”) and supersedes all prior insider trading policies

I.THE NEED FOR A POLICY STATEMENT
Under the federal securities laws, it is illegal to trade in the Company’s securities while in the possession of material nonpublic information about the Company. It is also illegal to disclose or give material nonpublic information to others who may trade on the basis of that information or to advise others how to trade while in possession of material nonpublic information. Any person who possesses material nonpublic information about the Company is deemed to be an “insider.” The category of insiders is NOT limited to officers and directors.
Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the U.S. Attorneys and such violations are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by Company personnel. Both the SEC and the Nasdaq Stock Market are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
    The Company has adopted this Statement of Company Policy Regarding Insider Trading (the “Policy Statement”) both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy Statement is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just the officers or directors of the Company).
    This Policy Statement applies to all directors, officers and employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy Statement also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy Statement, as described below.
    This Policy Statement applies to transactions in the Company’s securities (collectively referred to in this Policy Statement as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.
    Persons subject to this Policy Statement have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy Statement, and that any family member, household member or entity whose transactions are subject to this Policy Statement, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy Statement (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “The Penalties.”
II.THE PENALTIES
The consequences of an insider trading violation can be extremely serious and severe:
Traders and Tippers. Company personnel (or their tippees) who trade on inside information (or tip inside information to others) are subject to the following penalties, among other things:
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 (no matter how small the profit from the trade); and
•A jail term of up to twenty years.
A person who tips information to a person who then trades is subject to the same penalties as the tippee, even if the person did not trade and did not profit from the tippee’s trading.
Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, can be subject to the following penalties:
•A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and
•A criminal penalty of up to $25,000,000.
Company-Imposed Sanctions. Compliance with the Policy Statement is a condition of continued employment or service with the Company of each employee, officer and director. An employee’s failure to comply with the Policy Statement will subject the employee to Company-imposed sanctions, which may include dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy Statement has been violated. The Company may also determine that specific conduct violates this Policy Statement whether or not the conduct also violates the law. It is not necessary for the Company to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
III.STATEMENT OF POLICY
    It is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) engage in transaction in Company Securities (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, acquaintances, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company, (c) recommend the purchase or sale of Company Securities, or (d) assist anyone engaged in the above activities.. In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy Statement) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
No Exception for Emergencies. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. If the employee, officer or director has material, nonpublic information, the prohibition still applies. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.
Disclosure of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not disclose such information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You may not pass on to others any inside information about the Company or recommend the purchase or sale of Company Securities while in the possession of material nonpublic information (even if that information itself is not disclosed). You also may not discuss the Company or its business in an Internet ‘chat room’ or similar Internet-based forum.

Contract Personnel (Non-Employees). The Company sometimes utilizes the services of contract personnel who are not employees of the Company. As such, non-employee personnel may have access to material nonpublic information about the Company. The Company expects all such contract personnel to comply with its policies on the trading of its securities to the same extent as employees are required to comply with such policies. The Company will take appropriate action against any such personnel and the organizations for which they are employed if there is a failure to comply with the policies of the Company.
Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are set forth below but this list is not exhaustive – other information may be deemed material based upon the circumstances:
•Financial information, including, but not limited to, revenue results, operating income or loss, or net income or loss;
•Earnings that are inconsistent with the consensus expectations of the investment community or other earnings guidance, projections or budgets;
•News about a significant contract or cancellation of an existing significant contract;
•News about significant new services or lines of business;
•The gain or loss of a significant supplier;
•A pending or proposed merger, acquisition, restructuring, joint venture or tender offer;
•A pending or proposed acquisition or disposition of a significant asset(s) or facility;
•Significant related party transactions;
•A change in the Company’s dividend policy or the declaration of a stock split;
•The implementation, change in or results of a Company stock buy-back;
•A public or private offering of additional securities, borrowings, credit facilities or other financing transactions;
•The imposition of a ban on trading in Company Securities or the securities of another company;
•A change in the Board of Directors, senior management or any other major personnel changes;
•A change in the Company’s pricing or cost structure;
•Major marketing changes;

•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Significant cybersecurity incidents;
•Significant legal exposure due to actual, pending or threatened litigation; or
•Impending bankruptcy or the existence of financial or liquidity problems.
If you are unsure whether information is material, you should either consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.
Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of 20/20 hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
When Information is “Public.” Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. If an announcement was made on a Friday, Wednesday generally would be the first eligible trading day after the announcement. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company Securities) (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons, and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
    Transactions by Entities that You Influence or Control. This Policy Statement applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy Statement and applicable securities laws as if they were for your own account.
Stock Option Exercises. This Policy Statement does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This Policy Statement does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy Statement does apply, however, to any market sale of restricted stock.
401(k) Plan. This Policy Statement does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy Statement does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
    Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy Statement, unless the person making the gift has reason to believe that the recipient intends to sell Company Securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period. Directors, officers and other insiders subject to this policy are encouraged to make gifts during open trading windows or pursuant to approved Rule 10b5-1 Plans. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy Statement.

Additional Prohibited Transactions. The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company Securities. It therefore is the Company’s policy that directors, officers and other employees may NOT engage in any of the following transactions:
a.Short-Swing Trades. Except in connection with certain stock plan transactions, bona fide gift transactions and other transactions approved in advance by the General Counsel, directors, executive officers, Presidents and such other persons as are designated by the General Counsel may not engage in transactions in which the individual or their agent buys and sells, or sells and buys, any Company Securities within a period of less than six months.
b.Short Sales. Short sales of the Company Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.
c.Publicly-Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock, and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company, on an exchange or in any other organized market, are prohibited by this Policy Statement. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
d.Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan. An exception to this prohibition exists where a person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.
e.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
f.Hedging Transactions. Certain forms of hedging or monetization transactions can be accomplished through a number of possible mechanisms, such as zero-cost or prepaid variable collars, forwards, equity swaps, and exchange funds, and allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company prohibits you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the General Counsel for approval at least one week prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.
Post-Termination Transactions. The Policy Statement continues to apply to your transactions in Company Securities even after you have terminated service as an employee, officer or director of the Company. If you are aware of material nonpublic information when you terminate service as a director, officer, President or other employee of the Company, you may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to your transactions in Company Securities upon the expiration of any “blackout period” or other Company-imposed trading restrictions applicable to your transactions at the time of your termination of service.
g.Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors, officers, accounting employees with the title of vice president or higher, investor relations employees that assist with earnings releases, legal department employees that assist with preparing SEC filings, any employees on the Company’s disclosure committee, and any persons designated by the General Counsel as being subject to the Company’s pre-clearance procedures, together with the Family Members and Controlled Entities of such persons (“Covered Senior Persons”), may not engage in any transaction involving Company Securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction, unless earlier notice is otherwise required by the Policy Statement (e.g., one week for hedging transactions). The General Counsel is under no obligation to approve a trade submitted for pre-clearance, and may in his sole discretion, determine not to permit the trade. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. When a request for pre-

clearance is made, the requestor should indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the General Counsel following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the General Counsel.
h.The General Counsel has designated the presidents of the Company’s several “portfolio” or direct operating subsidiaries (herein the “Presidents”) as key employees subject to these pre-clearance procedures, regardless of whether they have been designated as Section 16 Officers.
i.Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the General Counsel. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period or within forty-five (45) days after the cancellation of any existing 10b5-1 plan. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Except as noted above, no trading may occur under any 10b5-1 trading plan or modification thereof until at least 30 days after adoption of the 10b5-1 trading plan or modification.
j.Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be pre-cleared to trade in the Company’s securities during the period beginning on the fourteenth calendar day of the last month of each fiscal quarter and ending after the second full business day following the Company’s issuance of its quarterly earnings release. Persons subject to these quarterly blackout periods include all directors and executive officers, other Section 16 Officers (if any), the Presidents, the controller of the Company, and all other persons who are informed by the General Counsel that they are subject to the quarterly blackout periods. The General Counsel and the Chief Executive Officer shall meet at least annually or at such more frequent intervals as they deem advisable to establish those employees subject to this trading window requirement.
The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, a Form 8-K filed with the SEC or by other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
k.Event Specific Black-Outs; Cancellation of Existing Orders. From time to time, an event may occur that is material to the Company, such as a cybersecurity incident, and is known by only a few directors or employees. So long as the event remains material and nonpublic, directors, executive officers, Presidents and such other persons as are designated by the General Counsel may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
l.Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company Securities in order to generate cash may, in appropriate and very limited rare circumstances, be permitted to sell Company stock even during the blackout period. A hardship exception may be granted only by the Audit Committee, at its sole discretion, and such exception must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Audit Committee concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information or if the Company does not have sufficient insight as to the Company’s earnings information as of that time. It is highly unlikely that a hardship exception will be granted, and under no circumstance will a hardship exception be granted during an event-specific blackout period.
IV.Our Broker Interface Procedures. The accelerated reporting obligations for Section 16 reports require tight interface with brokers handling transactions for our Section 16 executives. In addition, the Presidents and any other persons designated by the General Counsel as being subject to the Company’s broker interface and notification procedures, together with their family members, must abide by these procedures at all times. We require that you provide a copy of this Policy Statement to your broker and such broker must agree that he or she:
a.Will not enter any orders for you (except for orders under pre-approved Rule 10b5-1 plans) without first:
(1)verifying with the Company that your transaction was pre-cleared; and
(2)complying with the brokerage firm’s compliance procedures (e.g., Rule 144).
b.Report any transactions immediately to the General Counsel of the Company via:
(1)telephone; and

(2)in writing via e-mail to legal@pennantgroup.com, describing the details of every transaction involving Company stock, including gifts, transfers, pledges, and all 10b5-1 transactions.
Company Assistance. Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel or the Company’s Executive Vice President and Secretary, whose telephone number is (949) 487-9500. In addition, if you have any doubt as to whether you are in possession of material, nonpublic information or whether a trade may otherwise violate this Policy Statement, you should contact the foregoing person before trading any Company Securities.
Other Procedures. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate or advisable in order to carry out the purposes of this Policy Statement or to comply with the federal securities laws. Wherever this Policy refers to, or calls for action by or involving the Company’s General Counsel, such reference shall include the Company’s Executive Vice President and Secretary or such other person as the General Counsel may designate from time to time, if the General Counsel is unavailable or otherwise unable to act for any reason.
No Third Party Rights. This Policy Statement is not intended to create any rights in third parties with respect to any violation of its terms and is also not intended to create any legal liability for the Company or any employee, officer or director beyond those for which they are already responsible under applicable securities laws.
Certifications. All employees, officers and directors must annually certify their understanding of, and intent to comply with, this Policy Statement. A copy of the certification that all employees (other than executive officers) must sign is attached to this Policy Statement. Please return an executed copy of the attached certification immediately. Directors, executive officers and certain key employees are also subject to additional restrictions on their transactions in Company Securities, which are described in a separate Addendum to this Policy Statement. Directors, executive officers and such key employees subject to the Addendum should sign the certification attached to that Addendum instead of the one attached hereto.

CERTIFICATION
I hereby certify that:
1.    I have read and understand Statement of Company Policy Regarding Insider Trading dated September 30, 2019 (the “Policy Statement”). I understand that the General Counsel and the outside legal counsel of The Pennant Group, Inc. (the “Company”) are available to answer any questions I have regarding the Policy Statement.
2.    I agree that I will comply with the Policy Statement for as long as I am subject to the Policy Statement.
3.     I understand that all of my trades must be preapproved by the Company’s General Counsel or such other person as the Company may designate from time to time.
4.    I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company Securities and that the Company shall have full power and authority to cancel any outstanding orders, including “good until cancelled” orders, that I may place, but that I have the sole responsibility for compliance with the Policy Statement. I further agree and represent that I will never trade in Company Securities while I am in possession of material nonpublic information regarding the Company.
5.    This certification constitutes consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy Statement.
Signature:
Print Name:
Date:
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